Exhibit 25

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

1295 State Street

Springfield, Massachusetts 01111

                                         April 28, 2005

MML Series Investment Fund II

1295 State Street

Springfield, Massachusetts 01111

Ladies and Gentlemen:

In connection with your sale to us today of one share of beneficial interest in each of the MML Money Market Fund, the MML Inflation-Protected Bond Fund, the MML Managed Bond Fund, the MML Blend Fund, the MML Equity Fund, the MML Enhanced Index Core Equity Fund, the MML Small Cap Equity Fund and the MML Small Company Opportunities Fund, each a series of MML Series Investment Fund II (the “Shares”) we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”); (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Springfield, Massachusetts, as of the date above written.

Very truly yours,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ JAMES S. COLLINS
Name:	James S. Collins
Title:	Vice President and Actuary